                                                               EXECUTION COPY


                                                                 EXHIBIT 2(hh)


                               PURCHASE AGREEMENT

May 25, 2000



Goldman Sachs 2000 Exchange Place Fund, L.P.
c/o Goldman, Sachs & Co.
One New York Plaza
New York, New York 10004
Attention:   Elizabeth C. Groves

     Re: 8.95% Series A Cumulative Redeemable Preferred Units of GGPLP L.L.C. (the "Units")

Ladies & Gentlemen:

          This Agreement provides for the purchase by the Goldman Sachs 2000 Exchange Place Fund, L.P., a Delaware limited partnership ("Subscriber"), of $175,000,000 aggregate amount of Units issued by GGPLP L.L.C., a Delaware limited liability company (the "Company"). The managing member of the Company is GGP Limited Partnership, a Delaware limited partnership ("GGP"). The general partner of GGP is General Growth Properties, Inc., a Delaware corporation ("Parent"; Parent, GGP and the Company are referred to herein individually as a "GGP Company" and collectively as the "GGP Companies").

          Prior to the date hereof, GGP and certain of its affiliates have caused various partnership and limited liability company interests to be contributed to the capital of the Company (the "Contribution"). (The partnerships and limited liability companies owned wholly or in part, directly or indirectly, by the Company hereafter are referred to as the "Company Subsidiaries"; the real properties owned by the Company or by any Company Subsidiary hereafter are referred to as the "Properties.")

1.  Sale of Units

    a. The Company hereby agrees to sell to the Subscriber, and the Subscriber hereby agrees to purchase from the Company, seven hundred thousand (700,000) Units. The purchase price of each Unit is $250.00, for an aggregate purchase price of $175,000,000 in the aggregate (the "Purchase Price"), less fees payable to Goldman, Sachs & Co. pursuant to a placement agent agreement dated May 15, 2000, and is payable in cash at the Closing (as defined below).

    b. The sale and purchase of the Units (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, New York, New York on May 25, 2000 (the "Closing Date").

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    c.    On the Closing Date, Subscriber shall, if the conditions set forth in
          Section 2 are satisfied on or prior to the Closing Date, pay to the Company by wire transfer of immediately available funds the Purchase Price of the Units purchased by the Subscriber less the fees described above.

2.  Conditions of Closing

    The Subscriber's obligation to purchase the Units on the Closing Date and the Company's obligation to sell the Units to the Subscriber are subject to the fulfillment to the satisfaction of the Subscriber and the Company on the Closing Date of the following conditions precedent (provided that no party shall be excused by the failure to perform any of its own obligations):

    a. Delivery to the Subscriber of fully executed copies of each of the Transaction Documents listed on Exhibit A (the "Transaction Documents").

    b. Delivery to the Subscriber of an opinion from counsel to the Company, dated the Closing Date addressed to the Subscriber substantially in the form of Exhibit B.

    c. The representations and warranties set forth in Sections 3 and 4 shall be true and accurate as of the Closing Date.

    d. Prior to the Closing, the partnership and limited liability company interests and properties listed on Schedule 3j shall have been duly contributed to the Company.

3.  Representations and Warranties of the GGP Companies

    Each of the Company, GGP and the Parent hereby represents and warrants to the Subscriber as follows as of the date hereof and as of the Closing Date:

    a. The Parent has made with the Securities and Exchange Commission ("SEC") all filings required to be made by it since January 1, 1998 (the "SEC Reports"). The Company is not required to file any reports with the SEC. The SEC Reports were prepared and filed in compliance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable, and the rules and regulations promulgated by the SEC thereunder, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The financial statements and the interim financial statements of the Parent included in the SEC Reports were prepared in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis ("GAAP") (except in the case of the interim financial statements for the absence of footnotes and as may be otherwise noted therein) and fairly presented the financial condition and results of operations of the Parent and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim financial statements, to normal year-end adjustments and any other adjustments described in the SEC Reports.

    b. There has been no material adverse change in the business, assets, condition (financial or otherwise) or prospects of the Parent since the most recently filed SEC Report.

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    c.    (i) The Company is a validly existing limited liability company formed under the laws of the State of Delaware. GGP is a validly existing limited partnership formed under the laws of the State of Delaware.
          The Parent is a validly existing corporation organized under the laws of the State of Delaware. Each of the Company Subsidiaries is listed on Schedule 3j and is a validly existing general partnership, limited partnership or limited liability company.

          (ii) The Parent, GGP and the Company have all requisite corporate, limited partnership, or limited liability company authority and power to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the GGP Companies and the consummation by them of the transactions contemplated thereby have been duly and validly authorized by all requisite corporate, limited partnership or limited liability company action on the part of the Parent, GGP and the Company, and no other proceedings on the part of the Parent, GGP or the Company are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. As of the Closing the Transaction Documents will have been fully and validly executed and delivered by the Company, GGP and the Parent. As of the Closing the Transaction Documents will constitute legal, valid and binding obligations of the Company, GGP and the Parent, enforceable in accordance with their terms.

    d. Neither the Contribution nor the execution, delivery or performance of the Transaction Documents by any GGP Company will conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance (as defined below) pursuant to, any provision of any organizational documents of such GGP Company or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which any GGP Company or any Company Subsidiary is a party or by which it or its properties may be bound or affected that would have a material adverse effect on the business, assets, condition (financial or otherwise) or prospects of any GGP Company ("Material Adverse Effect").

    e. There is no action, suit, litigation, hearing or administrative proceeding pending against any GGP Company or any of its properties or assets or, to the Company's Knowledge (as defined below), currently threatened in or before any court or before or by any federal, state, county or municipal department, commission or agency (i) against any GGP Company or any Company Subsidiary that questions the validity of the Contribution or any of the Transaction Documents or the issuance of the Units or the right of any GGP Company to enter into any Transaction Documents or to consummate the Contribution or the transactions contemplated thereby or that could reasonably be expected to interfere with the ability of any GGP Company to perform its obligations or could reasonably be expected to have a Material Adverse Effect or (ii) against any GGP Company (or any of the Company Subsidiaries) or all or any portion of its properties including but not limited to alleged building code or zoning violations which are not covered by insurance which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. There are no material insolvency or bankruptcy proceedings, pending or contemplated to which any GGP Company (or any of the Company Subsidiaries) is a party.

    f. The Units when issued, sold and delivered by the Company, upon receipt of the Purchase Price and performance by Subscriber of its obligations hereunder, shall be duly and validly issued and outstanding, fully paid, and non-assessable and will be free of any liens, claims, security interests or encumbrances of third parties of any kind (collectively, "Encumbrances"). On or prior to the Closing Date, the 8.95% Series B Cumulative


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          Redeemable Preferred Shares, $100 par value per share, of the Parent
          (the "Preferred Shares") issuable upon exchange of the Units shall have been duly and validly reserved for issuance in accordance with this Agreement and the Parent's Certificate or Incorporation and when issued in exchange for Units, shall be duly and validly issued and authorized, delivered, fully paid, and non-assessable and will be free of any Encumbrances. The shares of Common Stock, $.10 par value per share, of the Parent (the "Common Shares") issuable upon exchange of the Units, when issued in exchange for Units, shall be duly and validly issued and outstanding, fully paid, and non-assessable and will be free of any Encumbrances.

    g. The issuance, sale and delivery of the Units, the Preferred Shares and the Common Shares is not subject to any preemptive right of any person under applicable law or the LLC Agreement (as defined below), the Partnership Agreement of GGP or the Certificate of Incorporation or bylaws of the Parent, as applicable, or to any contractual right of first refusal or right in favor of any person. There are no agreements or understandings of the GGP Companies (other than the Certificate of Incorporation of Parent (including the Certificate of Designations) Parent concerning the Preferred Shares and the LLC Agreement) in effect restricting the voting rights, the distribution rights or any other rights of the holders of the Units or the Preferred Shares .

    h. A true and complete copy of the Company's Limited Liability Company Agreement (the "LLC Agreement") is set forth as Exhibit C. There are no interests in the Company authorized, issued or outstanding that rank senior to, or on a parity with, the Units with respect to liquidation, winding up, dividends or distributions. There are no equity interests in the Parent issued or outstanding nor have any such equity interests been created that rank senior to the Preferred Shares with respect to liquidation, winding up, dividends or distributions. There are no shares of Preferred Shares issuable upon exchange of partnership or limited liability company interests which are outstanding as of the date hereof. Except for the Units, no other securities are exchangeable, convertible or otherwise exercisable for Preferred Shares.

    i. The Parent will file a registration statement with the SEC relating to the issuance of the Preferred Shares that may be issued by the Parent to Subscriber upon exchange of the Units into such shares or the resale of all or a portion of the Preferred Shares, in accordance with the Registration Rights Agreement attached hereto as Exhibit D (the "Registration Agreement") which will be executed and delivered on the Closing Date.

    j. Attached hereto as Schedule 3j is a true, correct and complete list of the partnership and limited liability company interests owned directly or indirectly by the Company, and a list of properties owned by those partnerships and limited liability companies. A Company Subsidiary has good and marketable fee simple or leasehold title to each of the Properties, free and clear of any Encumbrances or other matters affecting title, except for mortgage liens securing the repayment of the mortgage loans disclosed on Schedule 3j and for Encumbrances which do not adversely affect the use of the Properties. All of the leases relating to the Properties are in full force and effect. Neither the Company nor any Company Subsidiary has delivered a notice of monetary default or material non-monetary default to any tenant which remains uncured as of the date hereof except with respect to defaults which individually or in the aggregate would not have a Material Adverse Effect, if uncured.


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    k.    All mortgages encumbering the Properties are in good standing unless noncompliance would not be material to the Company (or the Company Subsidiary which owns such Property) and all payments due thereunder as of the date hereof have been made. Neither the Company nor any of the Company Subsidiaries has received a notice of default or a written notice of any matter which, if uncured beyond any grace period set forth in such mortgage, would constitute a default thereunder unless such default would not have a Material Adverse Effect. All consents to the proposed transaction and the Contribution from each mortgagee required to give its consent, are listed on Schedule 3k and all such consents have been obtained. The GGP Companies have good relationships with each of the lenders with respect to the Listed Consents and such lenders have indicated a preliminary willingness to provide the Listed Consents without any adverse conditions or amendments to the loans. The information set forth on Schedule 3k is true and correct in all material respects as of the dates listed thereon.

    l. There are no material condemnation or eminent domain proceedings pending, or to the Company's Knowledge, threatened, against any of the Properties.

    m. Neither the Company nor any Company Subsidiary has received any notice, complaint or service alleging a violation in any material respect of the Americans with Disabilities Act at any of the Properties that has not been cured, whether such notice, complaint or service alleged a violation against the Company, any Company Subsidiary or any tenant of the Properties, which violation could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any written notices from any insurance company or board of fire underwriters alleging any material uncured defects or material inadequacies in any of the Properties, which defects or inadequacies could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received any notice canceling, suspending or threatening to cancel or suspend any certificates of occupancy or permits regulating the use of the Properties, which cancellations or suspensions could reasonably be expected to have a Material Adverse Effect.

    n. To the Company's Knowledge, (i) there are no underground storage tanks on the Properties, (ii) there are no hazardous substances or wastes beyond the limits permitted by law on or under the Properties and no hazardous substances or wastes beyond the limits permitted by law have been generated, released, discharged or been disposed of from or on the Property, and (iii) there is no asbestos, PCB's or formaldehyde based insulation on or at any of the Properties beyond the limits permitted by law, in each case, the presence of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Company Subsidiary has received notification of a release or discharge of any hazardous substance or hazardous waste pursuant to or any notice of any violation or non-compliance with any federal, state or local environmental law, regulation or ordinance as to any Property, which violations or non-compliance could reasonably be expected to have a Material Adverse Effect. As used herein the terms "hazardous substances" and "hazardous wastes" shall have the meanings set forth in CERCLA.

    o. Each insurance policy maintained by the GGP Companies or the Company Subsidiaries with respect to the Properties is in full force and effect and no GGP Company or Company Subsidiary has received any notice from any insurance company which issued any of the policies of any defects or inadequacies of such Properties which, if not corrected would


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


          result in the termination of such policies and could reasonably be expected to have a Material Adverse Effect.

    p. Immediately following the issuance of the Units, less than 17.5% of the value of the Company's gross assets (giving effect to the Subscriber's investment in the Company) will consist of "stock or securities" within the meaning of Section 351(e)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). For this purpose, if the Company holds an interest in an unincorporated entity, the provisions of Treasury Regulationss.1.731-2(c)(3) apply to determine the extent to which such interest is treated as a "stock or security". The Company has no present plan to increase the value of its assets constituting "stock or securities" to a percentage equal to or greater than 17.5%.

    q. Interests in neither the Company nor GGP are traded on an "established securities market" as defined in Treas. Reg.ss. 1.7704-1(b).

    r. Assuming that Subscriber's representations and warranties in Sections 4a., 4b. and 4c. are true and correct, all membership interests or other economic interests in the Company and GGP were issued in transactions that were not required to be registered under the Securities Act of 1933, as amended (the "Securities Act") or would not have been required to be so registered if the interest had been offered and sold in the United States.

    s. Each of the GGP Companies expects that at least 90% of the Company's gross income will be qualifying income as defined in Section 7704(d) of the Code in the current tax year and each subsequent year.

    t. The Company and GGP are partnerships for U.S. federal income tax purposes, and have not been and are not presently publicly traded partnerships within the meaning of Section 7704(b) of the Code ("PTP"). Neither the Company nor GGP has reported or taken a position with the Internal Revenue Service or its members that the Company or GGP is a PTP.

    u. During the current tax years of the Company and GGP, the Company and GGP have not had at any time more than 100 members (including the Subscriber which, for the purposes hereof, is being counted as one partner) within the meaning of Treas. Reg.ss. 1.7704-1(h) on a combined basis.

    v. The Company has no present plan or intention to, and each of the GGP Companies has no present plan or intention to cause the Company to:
          (i) liquidate or sell substantially all of the Company's assets; or
          (ii) make distributions to members or redeem interests in the Company in such manner as would cause the exchange right contained in the LLC Agreement of the Company relating to an imminent and substantial risk that Subscriber's interest in the Company represents or would exceed the 19.95% Limit (as defined in the LLC Agreement) to be exercisable.

    w. Nothing has come to the attention of the Company to cause it to believe and the Company does not believe that (i) it will fail to have sufficient cash flow to satisfy the payment of the return on the Preferred Shares (and hence cause the exchange right contained in the LLC Agreement relating to the failure to pay return in six (6) prior quarterly distribution periods to be exercisable) or (ii) the Company's income will fall to a level that would cause the exchange right contained in the LLC Agreement relating to an imminent and substantial risk



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          that the Subscriber's interest in the Company represents or would exceed the 19.95% Limit to be exercisable.

    x. The Net Asset FMV and the Gross Asset FMV of the Company currently constitute less than 65% of the Net Asset FMV and the Gross Asset FMV of GGP, respectively, and the Company has no present plan or intention to, and the GGP Companies have no present plan or intention of causing the Company to, cause the Net Asset FMV or the Gross Asset FMV of the Company to constitute 65% or more of the Net Asset FMV or the Gross Asset FMV of GGP. For purposes of this representation, the term "Net Asset FMV" means, with respect to the Company or GGP, the fair market value of the assets of the Company or GGP, as the case may be (including its pro rata share of the fair market value of assets of entities in which it directly or indirectly owns an interest), over the liabilities of the Company or GGP (including its pro rata share of liabilities of entities in which it directly or indirectly owns an interest). For purposes of this representation, the term "Gross Asset FMV" means, with respect to the Company or GGP, the fair market value of the assets of the Company or GGP, as the case may be (including its pro rata share of the fair market value of assets of entities in which it directly or indirectly owns an interest). In calculating the fair market value of shopping center property in which the Company or GGP directly or indirectly owns an interest, (a) the fair market value of each such property which is open and operating was calculated by dividing Net Operating Income (as defined in the LLC Agreement) for such property for 1999 (or, if such property was acquired or opened during 1999, the 2000 budgeted Net Operating Income for such property) by a capitalization rate of 8.25% and (b) the fair market value of each such property which is under construction equals the land acquisition and construction costs for such property. The Company believes that these methodologies for calculating the fair market value of shopping center properties are a reasonable method of determining the fair market value of such properties.

    y. The GGP Companies expressly permit Fried, Frank, Harris, Shriver & Jacobson, as counsel to Subscriber, to rely upon the representations and warranties set forth in this Section 3 for the purpose of rendering legal opinions to Subscriber and Goldman Sachs & Co. as if such representations and warranties were made by the GGP Companies directly to Fried, Frank, Harris, Shriver & Jacobson.

4.  Representations & Warranties of Subscriber

    Subscriber hereby represents and warrants as of the date hereof and as of the Closing Date that:

    a. Subscriber is purchasing the Units solely for investment, solely for its own account and not with a view to or for the resale or distribution thereof except as permitted under the Registration Agreement or as otherwise permitted under the Securities Act.

    b. Subscriber understands that it may sell or otherwise transfer the Units or the Preferred Shares issuable upon exchange of the Units only if such transaction is duly registered under the Securities Act, or if Subscriber shall have received the favorable opinion of counsel to Subscriber, which opinion shall be reasonably satisfactory to counsel to the Company, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act, and registration or qualification in every applicable state. Subscriber realizes that the Units are not a liquid investment and that no market exists or will develop for the Units.



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

    c. Subscriber is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act, and shall be such on the date any Units are issued to Subscriber; Subscriber acknowledges that Subscriber is able to bear the economic risk of losing Subscriber's entire investment in the Units and understands that an investment in the Company involves substantial risks; Subscriber has the power and authority to enter into this Agreement, and the execution and delivery of, and performance under this Agreement, shall not conflict with any rule, regulation, judgment or agreement applicable to Subscriber. Subscriber has had the opportunity to discuss the Company's affairs with the Company's officers.

    d. Subscriber has all requisite partnership authority and power to execute and deliver the Transaction Documents and the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by all requisite partnership action on the part of Subscriber and no other proceedings on the part of Subscriber are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby. The Transaction Documents constitute valid and binding obligations of Subscriber enforceable in accordance with their terms.

    e. Subscriber is not a "party-in-interest" (as defined under Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or a `disqualified person" (as defined under
          Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to any "employee benefit plan," as defined under Section 3(3) of ERISA, or a "plan," as defined in Section 4975(e)(1) of the Code ("employee benefit plan" and "plan," as defined herein, shall be referred to collectively as "Plans"). The purchase of Units under this Agreement by Subscriber shall not cause the Company to be a Plan that is subject to Title I of ERISA or Section 4975 of the Code, nor will it cause the assets of the Company to constitute "plan assets" of one or more such Plans for purposes of title I of ERISA or Section 4975 of the Code.

    f. Subscriber shall promptly notify the Company should Subscriber reasonably anticipate becoming a party-in interest or disqualified person with respect to any Plan, and Subscriber will take such steps as may be necessary to prevent the assets of the Company to be considered assets of any such Plan.

    g. The execution and delivery of this Agreement and the purchase of Units hereunder will not involve any non-exempt prohibited transaction within the meaning of Section 406(b)(3) of ERISA or Section 4975(c)(1)(F) of the Code.

5.  General Covenants of the Parties

    a. So long as the Units remain outstanding, without the affirmative vote of the Majority Holders (defined below), each GGP Company hereby covenants that it will not create, authorize or issue any Preferred Shares or securities exchangeable, convertible or otherwise exercisable for Preferred Shares, if as a result of such creation, authorization or issuance, holders of Units (upon exchange thereof into Preferred Shares) would not have the right to vote a majority of all Preferred Shares issued or issuable upon exchange, conversion or exercise of any security.

    b. So long as the Units remain outstanding, without the affirmative vote of the Majority Holders, each of the GGP Companies hereby covenant that it will not propose amendments or modifications to the terms of the Preferred Shares which would materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof. The term "Majority Holders" means the holders of at least 51% of the Units and Preferred Shares obtained upon exchange of the Units.

6.  Tax Covenants

    a. From and after the Closing Date through December 31, 2000, the Company shall not issue, or enter into binding agreements to issue, any interests in the Company to the extent such issuance would cause the Company to have more than 100 members immediately after such issuance and the Company shall, through the end of the current tax year of the Company, take all actions reasonably available to it under the Company's LLC Agreement in effect on the date hereof to avoid treatment of the Company as a PTP. For purposes of this covenant, the number of members of the Company shall be determined in accordance with the method of determining the number of partners in Treasury Regulationsss. 1.7704-1(h).

    b. From and after May 25, 2000, the Company shall notify holders of the Units promptly in the event that any GGP Company takes the position that the Company is, or upon consummation of an identified event in the immediate future, will be a PTP.

    c. For each taxable year, the Company will promptly provide notice to the holders of its Units in the event that any GGP Company anticipates or has actual knowledge that less than 90% of the gross income of the Company for such taxable year will or likely will constitute qualifying income within the meaning of Section 7704(d) of the Code. Each of the GGP Companies covenant that 90% or more of the gross income of the Company for the current tax year will constitute qualifying income for this purpose.

    d. The Company and the Company Subsidiaries will not take any position inconsistent with the form of the transaction set forth in the Transaction Documents, including without limitation, any position that the Company is not a partnership for federal income tax purposes or that the Subscriber is not a partner of the Company for federal income tax purposes.

    e. Neither the Company nor any Company Subsidiaries will make an election under Treas. Reg. ss. 301.7701-3 to be classified as an association.

7.  Miscellaneous

    a. The representations and warranties set forth herein shall survive the Closing. When used herein, the "Company's Knowledge" includes the knowledge of the Company, any other GGP Company and the Company Subsidiaries.

    b. This Agreement may not be changed or terminated except by written agreement of all parties. It shall be binding on the parties and on their permitted assigns. It sets forth all agreements of the parties (except as set forth in the Transaction Documents).

    c. This Agreement shall be governed by the laws of the State of New York without regard (to the fullest extent permitted by law) to conflicts of law principles thereof which might result in the application of the laws of any other jurisdiction.


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    d.    All notices, requests, service of process, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered or
          (ii) one day after properly sent by recognized overnight courier, addressed to the respective parties at their address set forth in this Agreement or (iii) on the day transmitted by facsimile so long as a confirmation copy is simultaneously forwarded by recognized overnight courier, in each case addressed to the respective parties at their address set forth below. Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.

              Any GGP Company:      General Growth Properties, Inc.
                                    110 W. Wacker Drive
                                    Chicago, Illinois  60606

                                    Attention:    John Bucksbaum

                                    With a copy to:

                                    Neal, Gerber & Eisenberg
                                    Two North LaSalle Street
                                    Chicago, Illinois  60602
                                    Attention:  Marshall E. Eisenberg

              Subscriber:           Goldman Sachs 2000 Exchange Place Fund, L.P.
                                    c/o Goldman, Sachs & Co.
                                    One New York Plaza
                                    New York, New York 10004
                                    Attention:  Elizabeth C. Groves

                                    With a copy to:

                                    Fried, Frank, Harris, Shriver & Jacobson
                                    One New York Plaza
                                    New York, NY 10004
                                    Attention: Lawrence Barshay

    f. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement, and all signatures need not appear on any one counterpart.

    g. The headings and sections are inserted for convenience only. When used in this Agreement, "including" means "including without limitation." References to Sections and Exhibits refer to this Agreement unless expressly provided otherwise.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                               GENERAL GROWTH PROPERTIES, INC.


                               By: /s/: Ronald L.Gern
                                   ---------------------------------------------
                                   Name:   Ronald L. Gern
                                   Title:  Senior  Vice  President  and General
                                   Counsel

                               GGP LIMITED PARTNERSHIP

                               By: General Growth Properties, Inc., its General
                                   Partner


                               By: /s/: Ronald L. Gern
                                   ---------------------------------------------
                                   Name:  Ronald L. Gern
                                   Title: Senior Vice President and General
                                   Counsel

                               GGPLP L.L.C.

                               By: GGP Limited Partnership, its Managing
                                   Member

                               By: General Growth Properties, Inc., its General
                                   Partner


                               By: /s/: Ronald L. Gern
                                   ---------------------------------------------
                                   Name:   Ronald L. Gern
                                   Title:  Senior Vice President and General
                                   Counsel











[Signature Page to Purchase Agreement]

AGREED & ACCEPTED:

GOLDMAN SACHS
2000 EXCHANGE PLACE FUND, L.P.

By:    Goldman Sachs Management Partners, L.P.
Its:   General Partner


By:    Goldman Sachs Management, Inc.
Its:   General Partner


       By:/s/:  Eric Lane
          -----------------------------------------
       Name:  Eric Lane
       Title:












[Signature Page to Purchase Agreement]